Exhibit 3.73

AMENDED AND RESTATED OPERATING AGREEMENT

OF

PEAK CONSTRUCTION MATERIALS, LLC

This Amended and Restated Operating Agreement (this “Agreement”) of Peak Construction Materials, LLC (the “Company”) is entered into by Harper-Kilgore, LLC, as the sole member of the Company (as defined below) (the “Member”).

RECITALS

WHEREAS, on September 13, 2010, the Company was converted from a Utah corporation to a Utah limited liability company, and upon such conversion RSR Altaview Holdings, Inc., a Utah corporation (“RSR”), was admitted as the sole member of the Company and executed the operating agreement of the Company, dated as of September 13, 2010 (the “Original Operating Agreement”);

WHEREAS, upon the closing of the transactions contemplated by the Membership Interest Purchase Agreement, dated as of September 15, 2010, among the Company, Peak Construction Materials, LLC, Peak Management, L.C., Wasatch Concrete Pumping, LLC, R. Scott Reynolds, RSR and the Member, the Member acquired all of the issued and outstanding membership interests of the Company; and

WHEREAS, the Member desires to amend and restated the Original Operating Agreement in its entirety to reflect that it is the sole member of the Company.

AGREEMENT

The Company is a limited liability company subject to the Utah Revised Limited Liability Company Act (§ 48-2c-101, et seq., Utah Code Ann.), as amended from time to time (the “Act”) and the Member, agreeing to be bound by this Agreement, hereby declares as follows.

1. Name. The name of the Company is Peak Construction Materials, LLC.

2. Filing of Certificates. So long as the Company is member-managed, the Member shall be the person authorized to sign documents and reports required by the Act. The Member, or other person required by law, shall also execute, deliver and file, or cause the execution, delivery and filing of any other certificates, notices or documents required or permitted by law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. This Agreement does not limit the power of any person to sign, in accordance with the Act, any document or report required by the Act pursuant to a power of attorney duly executed by a person otherwise authorized to sign such document or report.

3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Utah law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

5. Principal Business Office. The principal business office of the Company shall be located at 9547 South 500 West, Sandy, Utah 84070.

6. Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Utah is Corporation Service Company, 2180 South 1300 East, Suite 650, Salt Lake City, Utah 84106.

7. Member. The name and the mailing address of the Member are as follows:

Name	Address
Harper-Kilgore, LLC	P.O. Box 189 Magna, UT 84044

8. Limited Liability. Except as provided in Section 48-2c-602 of Act, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company or for the acts or omissions of the Company or of any other member, manager or employee of the Company.

9. Capital Contributions. The Member is the sole member of the Company, having been admitted upon its acquisition of the entire interest of the predecessor member in the Company and having agreed to be bound by the Company’s operating agreement in effect at that time. The Member may, but is not obligated to make any capital contribution to the Company. The capital account of the Member shall be adjusted only at the time and in the manner determined by the Member.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Subject to the limitations of the Act and any other applicable law, distributions shall be made to the Member only at the times and in the aggregate amounts determined by the Member.

12. Management. In accordance with Section 48-2c-803 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Utah. Notwithstanding any other provisions of this Agreement, the Member is authorized to execute and deliver any document or report on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

13. Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Utah Revised Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

14. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15. Exculpation and Indemnification.

(a) To the fullest extent permitted by the laws of the State of Utah and except in the case of bad faith, gross negligence or willful misconduct, no Member or Officer shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the Company’s best interests.

(b) Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member or Officer, shall be indemnified and held harmless by the Company to the same extent as permitted by the laws of the State of Utah for directors and officers of corporations organized under the laws of the State of Utah. Any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

16. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 16, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

17. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 17, an additional Member shall be admitted to the Company, subject to Section 18 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

18. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member, (ii) any time there are no members of the Company, or (iii) the entry of a decree of judicial dissolution under Section 48-2c-1213 of the Act.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Part 13 of the Act, except, to the extent permitted under the Act, as determined by the Member.

20. Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof. To the extent that the Act permits this Agreement to provide for, or otherwise does not prohibit this Agreement from providing for, any term or condition for which provision is made in this Agreement, this Agreement shall control to the extent of any inconsistency between this Agreement and the Act. This Agreement is a declaration of the sole member of the Company and this declaration constitutes the operating agreement of the Company pursuant to Section 48-2c-504 of the Act.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Utah (without regard to conflict of laws principles).

23. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

24. Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

25. Effectiveness. This Agreement shall become effective when the Member shall have executed and delivered the Agreement to the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 15 day of September 2010.

HARPER-KILGORE, LLC., sole member

By:	/s/ Anya Fonina
Name: Anya Fonina Title: Vice President

[Signature Page to Peak Construction Materials, LLC Operating Agreement]